EXHIBIT 99.2


         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

The unaudited pro forma condensed combining financial information for Sybase, Inc.("Sybase") set forth below gives effect to the acquisition of HFN. The historical financial information set forth below has been derived from, and is qualified by reference to the consolidated financial statements of Sybase and HFN, and should be read in conjunction with those financial statements and the notes referred to below. The unaudited pro forma condensed combining statement of operations data for the year ended December 31, 1999 set forth below give effect to the acquisition as if it occurred on January 1,1999. The unaudited pro forma condensed combining balance sheet as of December 31, 1999 set forth below gives effect to the acquisition of HFN as if it occurred on December 31, 1999. The unaudited pro forma condensed combining financial information set forth below reflects certain adjustments, including among others, adjustments to reflect the amortization of the excess purchase price. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to the financial statements of Sybase which are incorporated by reference herein from Sybase's Annual Reports on Form 10-K for the year ended December 31, 1999 and HFN's audited financial statements and notes to the financial statements for the years ended December 31, 1999 and 1998. The unaudited pro forma condensed combining financial information set forth below does not purport to represent what the consolidated results of operations or financial condition of Sybase would actually have been if the HFN acquisition and related transaction had in fact occurred on such date or to project the future consolidated results of operations or financial condition of Sybase.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)


                                                                                        PRO FORMA        PRO FORMA
                                        SYBASE AS OF      HFN AS OF                      BUSINESS          AS OF
                                        DECEMBER 31,     DECEMBER 31,                  COMBINATION      DECEMBER 31,
                                            1999            1999          COMBINED     ADJUSTMENTS         1999
                                        ------------     ------------    ---------     -----------      ------------
ASSETS
Current assets:
 Cash and cash equivalents ........      $ 250,103       $   1,589       $ 251,692 (3)  $ (25,916)       $ 225,776
 Short-term cash
  investments .....................         59,094             881          59,975             --           59,975
 Accounts receivable,
  net .............................        182,708           3,436         186,144             --          186,144
 Deferred income taxes ............         15,826              --          15,826             --           15,826
 Other current assets .............         14,924             239          15,977             --           15,977
                                         ---------       ---------       ---------      ---------        ---------
Total current assets ..............        522,655           6,145         528,800        (25,916)         502,884
Long-term cash investments ........         43,702              --          43,702             --           43,702
Property, equipment and
 improvements, net ................         67,587           1,593          69,180             --           69,180
Deferred income taxes .............         25,238              --          25,238             --           25,238
Capitalized software, net .........         35,934              --          35,934             --           35,934
Other assets ......................         42,219              86          42,305 (1)(3) 155,520          197,825
                                         ---------       ---------       ---------      ---------        ---------
Total assets ......................      $ 737,335       $   7,824       $ 745,159      $ 129,604        $ 874,763
                                         =========       =========       =========      =========        =========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable .................      $   8,349       $   3,272       $  11,621      $      --        $  11,621
 Accrued compensation and related
  expenses ........................         57,625              --          57,625             --           57,625
 Other accrued liabilities ........        101,876              --         101,876            500          102,376
 Deferred revenue .................        187,323             613         187,936             --          187,936
 Accrued income taxes .............         40,253              --          40,253             --           40,253
                                         ---------       ---------       ---------      ---------        ---------
Total current
 liabilities ......................        395,426           3,885         399,311             --          399,811
Other liabilities .................          5,799              32           5,831             --            5,831
Stockholders' equity:
 Common stock .....................             83               8              91   (3)        8               91
                                                                                     (3)       (8)

Preferred stock ...................             --              12              12   (3)      (12)              --

 Additional paid-in
  capital .........................        432,352          28,929         461,281   (3)  141,003          573,355
                                                                                     (3)  (28,929)

 Accumulated deficit ..............        (48,037)        (23,386)        (71,423)(1)(2)  (8,000)         (56,037)
                                                                                      (3)  23,386
 Unearned compensation ............             --          (1,656)         (1,656)   (3)   1,656               --
 Accumulated other
  comprehensive loss ..............        (16,426)             --         (16,426)            --          (16,426)
                                         ---------       ---------       ---------      ---------        ---------
Subtotal ..........................        367,972           3,907         371,879        129,604          500,983
Less: Cost of shares of
 treasury stock ...................        (31,862)             --         (31,862)                        (31,862)
                                         ---------       ---------       ---------      ---------        ---------
Total stockholders'
 equity ...........................        336,110           3,907         340,017        129,604          469,121
                                         ---------       ---------       ---------      ---------        ---------
Total liabilities and
 stockholders' equity .............      $ 737,335       $   7,824       $ 745,159      $ 129,604        $ 874,763
                                         =========       =========       =========       =========       =========

See accompanying notes to the Unaudited Pro Forma Condensed Combining Financial Information.



              UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF
             OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                SYBASE          HFN                                           PRO FORMA
                                             FOR THE YEAR   FOR THE YEAR                     PRO FORMA       FOR THE YEAR
                                                ENDED           ENDED                         BUSINESS          ENDED
                                             DECEMBER 31,    DECEMBER 31,                    COMBINATION     DECEMBER 31,
                                                 1999           1999           COMBINED      ADJUSTMENTS         1999
                                             ------------    ------------     ---------      -----------     ------------
Revenues:
  License fees .........................      $ 421,645       $     948       $ 422,593       $      --       $ 422,593
  Services .............................        449,988           4,388         454,376              --         454,376
                                              ---------       ---------       ---------       ---------       ---------
Total revenues .........................        871,633           5,336         876,969                         876,969

Cost and expenses:
  Cost of license fees .................         46,241              --          46,241 (1)       3,000          49,241
  Cost of services .....................        217,053           2,714         219,767              --         219,767
  Product development
    and engineering ....................        136,272           4,964         141,236                         141,236
  Sales and marketing ..................        310,774           6,137         316,911                         316,911
  General and
   administrative ......................         68,876           3,145          72,021              --          72,021
  Amortization of goodwill
   and other purchased
   intangibles                                   13,920              --          13,920 (1)      18,789          32,709
  Cost of restructuring
   (reversals) .........................         (8,528)             --          (8,528)             --          (8,528)
                                              ---------       ---------       ---------       ---------       ---------
Total costs and expenses ...............        784,608          16,960         801,568          21,789         823,357
                                              ---------       ---------       ---------       ---------       ---------
Operating income (loss) ................         87,025         (11,624)         75,401         (21,789)         53,612

Interest income ........................         13,626             536          14,162              --          14,162
Interest expense and other,
  net ..................................            147           1,000           1,147              --           1,147
                                              ---------       ---------       ---------       ---------       ---------
Income(loss) before
  income taxes .........................        100,798         (10,088)         90,710         (21,789)         68,921
Provision (benefit)for income
 taxes .................................         38,303              --          38,303 (5)      (3,530)         34,773
                                              ---------       ---------       ---------       ---------       ---------
Net income (loss) ......................      $  62,495       $ (10,088)      $  52,407       $ (18,259)      $  34,148
                                              =========       =========       =========       =========       =========
Pro forma net income (loss) per
 share--Basic (4) ......................      $    0.76       $   (1.25)                                      $     .38
                                              =========       =========                                       =========
Pro forma net income (loss) per
 share--Diluted (4) ....................      $    0.74       $   (1.25)                                      $     .37
                                              =========       =========                                       =========
Number of shares used in
 pro forma per share
 calculation--Basic
 (4) ...................................         81,817           8,087                           7,382          89,199
                                              =========       =========                       =========       =========
Number of shares used in
 pro forma per share
 calculation--Diluted
 (4) ...................................         84,156           8,087                           7,641          91,797
                                              =========       =========                       =========       =========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINING FINANCIAL INFORMATION


On January 20, 2000, Sybase acquired HFN in a transaction accounted for as a purchase. The total purchase cost was approximately $167.4 million, consisting of the following:

(In millions, except share amounts)
 Issuance of 7,817,471 Sybase shares      $129.8
 HFN stock options assumed .........        11.2
 Cash ..............................        25.9
 Merger costs, legal and accounting           .5
                                          ------
 Total Purchase Consideration ......      $167.4
                                          ======

The estimated fair value of the common stock to be issued is based on the average closing price of the Sybase common stock on the two days before and after the acquisition was announced on December 1, 1999. The estimated fair value of the HFN options assumed, which will be exchanged for cash and Sybase options, is based on the Black-Scholes model using the following assumptions:

         - Expected lives of 0.4 to 4.0 years
         - Expected volatility factor of 68.24%
         - Risk-free interest rate of 5.51%
         - Expected dividend rate of 0%

Pro forma adjustments for the unaudited pro forma condensed combining balance sheet as of December 31, 1999 and statement of operations for the year ended December 31, 1999 are as follows:

(1) Reflects the allocation of the purchase price and the amortization of the cost over the fair value of net assets acquired for the HFN acquisition (as if the transaction occurred at December 31, 1999). The allocation has resulted in a charge for purchased in-process research and development of $8.0 million and the established customer list of $20.0 million, developed technology of $18.0 million and goodwill of $117.5 million. The established customer list, the developed technology and the goodwill are being amortized on a straight-line basis over periods of 10 years, 6 years and 7 years, respectively.

The total estimated purchase price for the HFN acquisition was allocated to assets and liabilities based on management's best estimate of their fair value with the excess costs over the net assets acquired allocated to goodwill, in-process research and development and other intangibles. The allocation between goodwill, in-process research and development, and the other purchased intangibles was based on a valuation prepared by an independent third-party appraiser.

The Company allocated $8.0 million of the total purchase price of approximately $167.4 million to purchased in-process research and development. As part of the process of analyzing this acquisition, the decision was made to buy technology that had not yet been commercialized rather than develop the technology internally. This decision was based on factors such as the amount of and costs it would take to bring the technology to market.

The Company estimated the fair value of in-process research and development using an income approach. This involved estimating the fair value of the in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the purchased in-process research and development, using risk adjusted discount rates and revenue forecasts as appropriate. The selection of the discount rate was based on consideration of our weighted average cost of capital, as well as factors including the useful life of each technology, profitability levels of each technology, the uncertainty of technology advances that was known at the time, and the stage of completion of each technology. The Company believes that the estimated in-process research and development amount so determined represent fair value and do not exceed the amount another third party would pay for the projects.

At the date of the acquisition, the in-process research and development projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value allocated to these projects was immediately expensed at acquisition. If the projects are not successful or completed on time, management's product pricing and growth rate estimates may not be achieved and we may not realize the financial benefits expected from the projects.

HFN Transaction and Project Overview

HFN was a software company involved in the development of technologies that enable financial institutions to deliver their services to customers via the Internet. At the acquisition date, HFN was conducting development and qualification activities related to a suite of products encompassing bill presentment, small business functions, alternative service delivery methods and related underlying software technology.

Financial Statement Assumptions

The following section provides information pertaining to the financial statement assumptions utilized in the analysis. These paragraphs contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding our expectations, including percentage of completion, expected product release dates, dates for which we expect to begin generating benefits from projects, expected product capabilities and product life cycles, costs and efforts to complete projects, growth rates, projected revenue and expense information used by us to calculate discounted cash flows and discount rates. These forward-looking statements involve risks and uncertainties and various factors that could cause actual results to differ materially from those predicted in any such forward-looking statement. Such factors include but are not limited to, delays in the development of in-process technologies or the release of products into the market, the complexity of the technology, our ability to successfully manage product introductions, lack of customer acceptance, competition and changes in technological trends, and market or general economic considerations. In addition, there can be no assurance that any of the new products discussed below will be completed, that such products will achieve either technological or commercial success or that we will receive any economic benefit from such products as a result of delays in the development of the technology, the complexity of the technology, changes in customer needs, or for other reasons, including those described above.



Revenue

Revenue estimates were based on relevant market size and growth factors, expected industry trends, individual product sales cycles and the estimated life of each product's underlying technology. The analysis of the in-process technology was determined by incorporating revenue related to the expected evolution of the technology over time. Once developed, the estimated lifecycle of the product suite was estimated to be approximately 5 to 7 years. As a whole, HFN was expected to exhibit compound annual growth of approximately 38% in the period from 2000 through 2007.

Operating Expenses

Operating expenses included selling, general and administrative expenses, and research and development expenses. Total research and development was divided into: (i) the costs to complete the in-process research and development projects and (ii) costs for developed products that have already been introduced to the market, or maintenance research and development. Costs to complete in-process projects were estimated by management. These costs were allocated in 2000 based on an analysis of completion efforts expected completion dates. Costs to complete were further allocated between in-process and future revenues based on an analysis of the evolution of the respective technologies.

EBIT Margin

The resultant expected target margin that HFN expected to achieve from the in-process products was approximately 37%. However, in the first several years profitability was expected to be significantly lower than in the latter years of the product suite's lifecycle, due to greater anticipated sales and marketing expenses as a percentage of revenue.

The financial forecasts utilized in the analysis included solely the economics that could potentially be generated by HFN on a standalone basis. Synergies resulting from the combination of Sybase were not incorporated into the analysis.

Charges for the Use of Contributory Assets

In our analysis, we considered charges for the use of contributory assets. These charges represent the required return on the assets employed to generate enough cash flow to provide a fair return (to the owner[s] of the capital employed in such assets). These assets include working capital, fixed assets, and other intangible assets. Charges were computed by quantifying the payments required to amortize the return on the asset at the specified return for the indicated economic life of the respective asset.

Consideration of Completed Research and Development

To properly analyze the research and development efforts that had been accomplished to date and exclude the effort to be completed on the development efforts underway, it was necessary to adjust the overall forecasts associated with the research and development projects to reflect only the accomplishments made as of the date of the acquisition towards the ultimate completion of the projects. The relative contribution made on the research and development efforts was assessed based on a variety of factors including absolute development time (costs) incurred to date, management estimates, and a detailed analysis of each of the primary tasks completed versus the tasks required to complete the efforts and the associated risks.

Overall, HFN's in-process research and development projects were estimated to be approximately 75% complete. HFN estimated that the projects would be completed in March 2000, after which time it expected to begin generating economic benefits from the completed projects. As of the valuation date, approximately 86 man months totaling $650,000 had been expended on the in-process research and development projects. In total, costs to complete HFN's in-process research and development are expected to be approximately $150,000 and require 23 man months of work. Completion of these projects was expected to require significant efforts involving continued software development as well as the testing and re-qualification efforts required to turn a new-to-the world software suite into a set of bug-free, commercial-ready products. These remaining tasks involved substantial risk due to the complex nature of the activities involved. Historically, many of HFN's in-process research and development projects have required rework and additional expenditures in comparable stages of development.

Other Key Valuation Assumptions

Projected future net cash flows attributable to HFN's in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 20%. This discount rate was based on consideration of HFN's weighted average cost of capital, as well as other factors including the useful life of each project, the anticipated profitability of each project, the uncertainty of technology advances that were known at the time and the stage of completion of each project. If successfully developed, the suite of products resulting from the in-process research and development efforts, were expected to begin generating revenue in 2000 and positive cash flow in 2001.

(2) The pro forma condensed combining statement of operations for the year ended December 31, 1999 does not include the purchased research and development related charge of $8.0 million since it is considered a non-recurring charge.

(3) To reflect the purchase of all of the outstanding stock of HFN.

(4) Pro forma net income (loss) reflects the impact of the adjustments above. Pro forma basic net income (loss) per share is computed using the weighted-average number of shares of common stock outstanding after the issuance of Sybase Common Stock to acquire the outstanding shares of HFN. Pro forma diluted net income (loss) per share is computed as described above and also gives effect to any dilutive options and warrants. Dilutive options and warrants are excluded from the computation during loss periods as their effect is antidilutive.

(5) The pro forma tax provision was adjusted downward to reflect the benefit the combined group would have received from HFN's losses.

(6) Pro forma reclassifications are made to conform the HFN presentation to the Sybase presentation.